EXHIBIT 11.1

               Consent of Independent Certified Public Accountants

We have issued our report dated July 14, 1999, accompanying the financial statements and selected per share data and ratios of Armstrong Associates, Inc. We consent to the use of the aforementioned report and to the use of our name as it appears in the Prospectus under the caption "Condensed Financial Information" and in the Statement of Additional Information under the caption "Other Information - Independent Auditors".


GRANT THORNTON LLP

Dallas, Texas
August 24, 1999

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